                                                                    EXHIBIT 3.1

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                         DELTA BEVERAGE GROUP, INC.
                          (A DELAWARE CORPORATION)

    Delta Beverage Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1. The name of the Corporation is Delta Beverage Group, Inc. The Corporation was originally incorporated under the name Mid-South Bottling Company, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 29, 1985.

    2. The original Certificate of Incorporation of the Corporation has been subsequently restated and amended.

    3. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted and restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of the Corporation.

    4. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

    FIRST: The name of the corporation is Delta Beverage Group, Inc. (the "Corporation").

    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in Delaware at such address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the General Corporation Law of Delaware may have under the laws of the State of Delaware as in force from time to time.

    FOURTH:

    1. (a) The total authorized number of shares which the Corporation shall have authority to issue will be one hundred twenty-five thousand (125,000) of which (i) sixty thousand (60,000) shall be designated as Common Stock, each with $.01 par value, (ii) thirty-five thousand (35,000) shall be designated as Non-voting Common Stock, each with $.01 par


                                    Page 1                          Exhibit 3.1
value, and (iii) thirty thousand (30,000) shall be designated as Preferred Stock (Series AA) (herein referred to as the "Series AA Stock"), each with
$.01 par value.

         (b) No dividends shall be paid on the Common Stock or the Non-voting Common Stock at any time that (i) any shares of Series AA Stock are outstanding or (ii) any of the Corporation's 11% Subordinated Notes due December 23, 2003 are outstanding.

    2. Except as may be specifically required by Delaware General Corporation Law and as hereinafter set forth in this paragraph 2 of Article FOURTH, the Non-voting Common Stock shall have no right to vote with respect to any matter submitted to a vote of the stockholders of the Corporation.
The Non-voting Common Stock shall have the conversion rights set forth in Article FIFTH and, with respect to all other rights and privileges (including without limitation rights to participate in dividends (whether payable in cash, securities or other property and whether payable as such or pursuant to a subdivision of shares) and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation), shall be equal to the Common Stock of the Corporation. The approval by the affirmative vote of the holders of at least 60% of the outstanding shares of Common Stock and Non-voting Common Stock shall be required for:

              (i) any merger or consolidation of the Corporation or sale of substantially all of the assets of the Corporation;

              (ii)  any dissolution or liquidation of the Corporation;

              (iii) any issuance of additional shares of capital stock having any preference or priority over the shares of common stock of the Corporation other than the shares to be issued pursuant to the Stock Exchange Agreement between the Corporation and the holders identified therein dated September 23, 1993 or any shares of Series AA Stock issued as dividends pursuant to Article SIXTH; and

              (iv) any increase in the number of authorized shares of any class of capital stock of the Corporation;

         (excluding for purposes of both such vote and the determination of the aggregate number of outstanding shares of Common Stock and Non-voting Common Stock any shares of Non-voting Common Stock, to the extent that the voting of such shares by the holder thereof would cause such holder and its affiliates to be deemed to directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates).


                                    Page 2                          Exhibit 3.1

    3. If at any time the Corporation offers newly issued shares of capital stock or securities exchangeable for, convertible into, or carrying a right to acquire new or additional shares of capital stock ("New Stock") (it being understood that shares issued as stock dividends or capital stock issued upon exercise or conversion of securities shall not constitute New Stock), the Corporation shall offer for sale to each holder of its Preferred Stock (Series AA) and Non-voting Common Stock a number of shares of such New Stock, in non-voting form, equal to the total number of shares of New Stock multiplied by a fraction, the numerator of which is the number of shares of capital stock held by such holder and the denominator of which is the total number of shares of capital stock outstanding, upon the same terms and conditions as the Corporation is proposing to issue such New Stock to others; provided, however, that there shall be no right to purchase New Stock pursuant to this paragraph 3 of Article FOURTH in the case of New Stock (a) issued for a consideration other than money, securities or other cash equivalents; (b) issued to employees pursuant to any option, purchase, bonus, employee benefit or similar plan, or otherwise, not in excess of 5% of the outstanding shares of Common Stock and Non-voting Common Stock of the Corporation; (c) issued pursuant to a bona fide public offering of the Corporation's securities; (c) issued pursuant to a plan of reorganization approved by a court of competent jurisdiction; (e) issued upon conversation of the Non-voting Common Stock into Common Stock pursuant to Article FIFTH; or (f) issued in payment of dividends pursuant to Article SIXTH and provided further, that the Corporation will provide notice of 120 days to such holders prior to issuance of any New Stock, which notice shall state the terms on which the New Stock will be offered. To the extent such New Stock is not purchased by such holders, the Corporation may, for a period of 120 days thereafter, offer such New Stock to third parties, provided that any such third party may not purchase the New Stock on terms more favorable than the terms set forth in the notice to such holders.

    4. If any time the Corporation offers newly issued shares of capital stock or securities exchangeable for, convertible into, or carrying a right to acquire new or additional shares of capital stock ("New Stock") (it being understood that shares issued as stock dividends or capital stock issued upon exercise or conversion of securities shall not constitute New Stock), the Corporation shall offer for sale to each holder of Common Stock a number of shares of such New Stock equal to the total number of shares of New Stock multiplied by a fraction, the numerator of which is the number of shares of capital stock held by such holder and the denominator of which is the total number of shares of capital stock outstanding upon the same terms and conditions as the Corporation is proposing to issue such New Stock to others; provided, however, that there shall be no right to purchase New Stock pursuant to this paragraph 4 of Article FOURTH in the case of New Stock (a) issued for a consideration other than money, securities or other case equivalents; (b) issued to employees pursuant to any option, purchase, bonus, employee benefit or similar plan, or otherwise, not in excess of 5% of the outstanding shares of Common Stock and Non-voting Common Stock of the Corporation; (c) issued pursuant to a bona fide public offering of the Corporation's securities; (d) issued pursuant to a plan of reorganization approved by a court of competent jurisdiction; (e) issued upon conversion of the Non-voting Common Stock into Common Stock pursuant to Article FIFTH; or
(f) issued in payment of dividends pursuant to Article SIXTH and provided further, that the Corporation will provide notice of 120 days to such holders prior to issuance of any New Stock, which notice shall state the terms on which the New Stock will be offered. To the extent that such New Stock is not purchased


                                    Page 3                          Exhibit 3.1
by such holders, the Corporation may, for a period of 120 days thereafter, offer such New Stock to third parties, provided that any such third party may not purchase the New Stock on terms more favorable than the terms set forth in the notice to such holders.

    FIFTH:

    1.   NON-VOTING COMMON STOCK CONVERSION RIGHT

         (a) Subject to the provisions of this Article FIFTH, each of the holders of Non-Voting Common Stock, at such holder's option, exercised in the manner set forth in paragraph 1(b) of this Article FIFTH upon or after effectiveness of a registration statement filed pursuant to the Securities Act of 1933, as amended, which includes Common Stock of the Corporation may convert all or any portion of such holder's shares of Non-voting Common Stock into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of voting Common Stock of the Corporation at the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Initially, each share of Non-voting Common Stock shall be convertible into Common Stock at the rate of one (1) share of Common Stock for each share of Non-voting Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment from time to time in certain instances as provided in this Article FIFTH. Notwithstanding the foregoing, no holder of Non-voting Common Stock shall be entitled to convert any share or shares of Non-voting Common Stock to the extent that, as a result of such conversion, such holder and its affiliates would directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any law or any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates.

         (b) In order to convert shares of Non-voting Common Stock into shares of Common Stock, the holders of Non-voting Common Stock shall irrevocably surrender at the registered office of the Corporation (or at any other office or offices if any, as the Board of Directors may designate) the certificate or certificates of such Non-voting Common Stock, duly endorsed to the Corporation or in blank. The surrender of such certificate(s) for Non-voting Common Stock shall constitute the holder's notice to the Corporation of such holder's election to convert such shares and such holder's certification to the Corporation that the requirements for conversion set forth in paragraph 1(a) of this Article FIFTH have been met (which certification will obligate the Corporation to issue such Common Stock), and the conversion date shall be the date the Corporation receives such certificate(s) or such other date as may be required by this Article FIFTH.

         (c) The Corporation will at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, solely for the purpose of delivery of shares of Common Stock of the Corporation upon conversion of the Non-voting Common Stock, the number of shares of Common Stock of the Corporation that would be deliverable upon the conversion of all of the shares of Non-voting Common Stock then outstanding.


                                    Page 4                          Exhibit 3.1

    2. ADJUSTMENT OF CONVERSION RATE. The Conversion Rate shall be subject to adjustment from time to time as hereinafter provided.

         (a) In case the Corporation shall at any time or from time to time declare or pay any dividend on its Common Stock payable in its Common Stock or effect a subdivision of the outstanding shares of its Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in its Common Stock), then, and in each such a case, the number of shares of Common Stock into which each share of the Non-voting Common Stock is convertible shall be adjusted so that the holder of each share of Non-voting Common Stock shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (i) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (ii) a fraction, the numerator of which is the sum of (A) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event plus (B) the number of shares of Common Stock which such holder would have been entitled to receive in connection with the occurrence of such event had such share been converted immediately prior thereto, and the denominator of which is the number of shares of Common Stock determined in accordance with clause (A) above. An adjustment made pursuant to this paragraph shall become effective (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or (ii) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

         (b) In case the Corporation at any time or from time to time shall combine or consolidate the outstanding shares of its Common Stock into a lesser number of shares of Common Stock, by reclassification or otherwise, then, and in each such case the number of shares of Common Stock into which each share of the Non-voting Common Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock determined by multiplying (i) the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event by (ii) a fraction, the numerator of which is the number of shares which the holder would have owned after giving effect to such event had such share been converted immediately prior to the occurrence of such event and the denominator of which is the number of shares of Common Stock into which such share was convertible immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (b) shall be come effective at the close of business ont he day immediately prior to the day upon which such corporate action becomes effective.

         (c) If any capital reorganization of the Corporation, exchange, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, consolidation, exchange, merger or sale, lawful and adequate provision shall be made whereby the holders of Non-voting Common Stock shall thereafter have the right to receive


                                    Page 5                          Exhibit 3.1
upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of Non-voting Common Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of such Non-voting Common Stock had such reorganization, consolidation, exchange, merger or sale not taken place, plus all dividends unpaid and accumulated or accrued thereon, plus accrued interest on said dividends, to the date of such reorganization, consolidation, exchange, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interest of the holders of Non-voting Common Stock to the end that the provision hereof (including without limitation provisions for adjustments of the Conversion Rate and of the number of shares receivable upon the conversion of Non-voting Common Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Non-voting Common Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation, or merger or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory to the holders of Non-voting Common Stock executed and mailed to the holders appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

         (d) Upon any adjustment of the Conversion Rate, then and in each case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to the holders of Non-voting Common Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Rate resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such rate upon the conversion of Non-voting Common Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

    SIXTH:

    1.   PREFERRED STOCK (SERIES AA).

    The Series AA Stock shall have the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof set forth in this Article SIXTH.

    2.   RANK.

    The Series AA Stock shall, with respect to dividend rights, and rights on liquidation, winding up, and dissolution of the Corporation, rank prior to the Common Stock and the Non-voting Common Stock.

    3.   VOTING.


                                    Page 6                          Exhibit 3.1

    (a) Except as specifically provided herein, and as may be specifically required by Delaware General Corporation Law, the Series AA Stock shall have no right to vote with respect to any matter submitted to a vote of the stockholders of the Corporation.

    (b) The approval by affirmative vote of the holders of at least 75% of the outstanding shares of Series AA Stock shall be required for:

         (i) any merger, consolidation or sale of substantially all of the assets of the Corporation;

         (ii)  any dissolution or liquidation of the Corporation;

         (iii) any issuance of additional shares of capital stock having any preference or priority over the shares of Series AA Stock;

         (iv) any issuance of Series AA Stock other than the shares to be issued pursuant to the Stock Exchange Agreement between the Corporation and the holders identified therein dated September 23, 1993 or any shares of Series AA Stock issued as dividends pursuant to this Article SIXTH;

         (v) any increase in the number of authorized shares of any class of capital stock of the Corporation;

         (vi) any other matter with respect to which the holders are entitled to vote under the General Corporation Law of Delaware;

    (excluding for purposes of both such vote and the determination of the aggregate number of outstanding shares of Series AA Stock, any Series AA Stock to the extent that the voting of such shares by the holder thereof would cause such holder and its affiliates to be deemed to directly or indirectly own, control or have the power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote under any regulation, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates).

    (c) The approval by the affirmative vote of all of the then outstanding shares of Series AA Stock shall be required for any change in the voting, dividend, or liquidation preferences of the shares of the Series AA Stock.

    4.   DIVIDENDS.

    (a) The holders of the shares of Series AA Stock shall be entitled to receive dividends at the annual rate of 6%, compounded quarterly (based on the liquidation price per share of the Series AA Stock as defined in Section 5(a) of this Article SIXTH, as adjusted from time to time), which annual rate shall automatically increase by two percent (2%) on October 1, 2004, and shall increase by two percent (2%) on each October 1


                                    Page 7                          Exhibit 3.1
thereafter, PROVIDED, HOWEVER, in no event shall the cumulative increase exceed eight percent (8%). Such quarterly dividends shall be fully cumulative (whether or not in any dividend period there are funds legally available for payment) and shall begin to accrue on shares of the Series AA Stock on the date of issuance of such shares and shall cease to accrue at the earliest to occur of (i) the cancellation of such shares, or (ii) the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation. Such dividends shall be payable on the first business day of July, October, January and April (each of such dates being a "dividend payment date"), in each year, commencing with the first such date following the date of first issuance of the Series AA Stock, with respect to the quarter (or portion thereof) ending on the last day of the month immediately preceding each such dividend payment date in preference to any dividends declared on the Common Stock and the Non-voting Common Stock. Such dividends shall be paid to the holders of record at the close of business on the 15th day of the month immediately preceding the dividend payment date.

    (b) The Corporation may elect to pay dividends in cash or in additional shares of fully paid and nonassessable Series AA stock dated the dividend payment date, registered in the name of the respective holders of the Series AA Stock appearing on the books of the Corporation; PROVIDED, HOWEVER, that if the 7.36% Senior Notes (as defined in Note Exchange Agreement dated as of September 23, 1993, by and among the Corporation and the other parties thereto) are repaid in full, the Corporation shall be obligated to pay the dividends hereunder in cash, unless otherwise prohibited by any agreement of the Company relating to the Company's then-existing debt. All dividends paid with respect to shares of Series AA Stock pursuant to paragraph 4(a) of this Article SIXTH shall be paid pro rata to the holders entitled thereto. Cash dividends may be paid only out of funds legally available therefor.

    (c) Each fractional share of the Series AA Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to the Series AA Stock, and shall be payable in the same manner and at such times as provided for in paragraph 4(a) of this Article SIXTH above with respect to dividends on each outstanding full share of Series AA Stock.

    (d) If at any time the Corporation shall have failed to pay all dividends which have accrued on the Series AA Stock or any outstanding shares of any other series of Preferred Stock having cumulative dividend rights ranking on a party with the Series AA Stock at the times such dividends are payable, dividends may only be declared, paid or set apart for payment, without interest, pro rata on shares of the Series AA Stock and shares of such other series of Preferred Stock so that the amounts of any dividends declared, paid or set apart for payment on shares of the Series AA Stock and shares of such other series of Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid dividends on shares of the Series AA Stock and shares of such other series of Preferred Stock bear to each other.

    (e) Holders of shares of the Series AA Stock shall be entitled to receive the dividends provided for in paragraph 4(a) of this Article SIXTH above in preference to and


                                    Page 8                          Exhibit 3.1
in priority over any dividends on the Common Stock or the Non-voting Common Stock or any class or series of Preferred Stock ranking junior to the Series
AA Stock.

    (f) So long as any shares of the Series AA Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on the Common Stock or Non-voting Common Stock, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, the Common Stock or the Non-voting Common Stock or any warrants, rights, calls or options exercisable for Common Stock or Non-voting Common Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, any accrued and unpaid dividends on shares of the Series AA Stock not paid on the dates provided for in paragraph 4(a) of this Article SIXTH above (including if not paid pursuant to the terms and conditions of paragraph 4(a) or (d) of this Article SIXTH) shall have been or be paid.

    (g) Subject to the foregoing provisions of this Article SIXTH, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on the Common Stock and the Non-voting Common Stock of the Corporation, and the holders of the shares of the Series AA Stock shall not be entitled to share therein.

    5.   LIQUIDATION PREFERENCE.

    (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series AA Stock then outstanding shall be entitled to be paid, prior and in preference to any distribution of any assets of the Corporation to the holders of shares of Common Stock or Non-voting Common Stock or any other class or series of Preferred Stock ranking junior to the Series AA Stock out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $5,000 per share (subject to adjustment as provided in paragraph 5(g) of this Article SIXTH (the "liquidation price"), plus an amount equal to the accumulated or accrued but unpaid stock dividends to the date of the final distribution to the holders of the Series AA Stock.

    (b) If upon liquidation, dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series AA Stock the full amounts to which they shall be entitled, the holders of the Series AA Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

    (c) Any merger or consolidation of the Corporation into or with another corporation in which the holders of shares of any class or series of capital stock of the Corporation immediately prior to such merger or consolidation shall (i) own less than 50% of the voting securities of the surviving corporation or (ii) receive distribution of cash, non-


                                    Page 9                          Exhibit 3.1
equity securities or other property as a result thereof, or any sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms as used herein.

    (d) The distribution with respect to each fractional share of the Series AA Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the distribution with respect to each outstanding share of Series AA Stock.

    (e) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, or within 20 days prior to any stockholder meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series AA Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series AA Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series AA Stock of such material change.

    (f) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the initial notice thereof or 10 days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series AA Stock.

    (g) The liquidation price shall be subject to adjustment from time to time as follows. In case the Corporation shall at any time subdivide the outstanding shares of the Series AA Stock, or issue a stock dividend on its outstanding Series AA Stock (other than any dividend payable pursuant to this Article SIXTH), the liquidation price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and in case the Corporation shall at any time combine the outstanding shares of the Series AA Stock, the liquidation price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

    6.   CONVERSION RIGHTS.

    The holders of the Series AA Stock shall have no rights to convert their shares into any other class or series of stock of the Corporation.

    SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation, or of any creditor


                                    Page 10                         Exhibit 3.1
or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of the stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the same compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

    EIGHTH: The Board of Directors is authorized to adopt, amend or repeal any or all of the bylaws of this Corporation, subject to the power of the stockholders to adopt, amend, or repeal such bylaws.

    NINTH: No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation is hereby executed on behalf of the Corporation by the undersigned officers, this 23rd day of September, 1993.


                                       DELTA BEVERAGE GROUP, INC.


                                       By  /s/ ROBERT C. POHLAD
                                          --------------------------------

                                       Its   CEO
                                          --------------------------------

ATTEST:


By   /s/ ILLEGIBLE
   -------------------------------
Its  ILLEGIBLE
   -------------------------------
(Is Duly Authorized to sign as
Secretary or Assistant Secretary)


                                    Page 11                         Exhibit 3.1